UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2014

CEL-SCI CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	001-11889	84-0916344
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

8229 Boone Blvd. #802
Vienna, VA 22182
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (703) 506-9460

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Item 1.01       Entry Into a Material Definitive Agreement.

On October 21, 2014, CEL-SCI Corporation (the “Company”), and Laidlaw & Company (UK) Ltd., as the representative of the Underwriters, entered into an underwriting agreement (the “Underwriting Agreement”) whereby the Company will issue and sell 7,894,737 shares of the Company’s common stock, as well as warrants to purchase an additional 1,973,684 shares of common stock.   For every four shares sold, the Company will issue to investors in this offering one warrant.  The warrants are immediately exercisable, expire October 11, 2018 and have an exercise price of $1.25. The warrants are traded on the NYSE MKT under the symbol “CVM WS”.  The shares of common stock and warrants are being sold at a price of $0.76 per share and quarter warrant, minus underwriting discounts and commissions.   The common stock and warrants will separate immediately. The offering is expected to close on or about October 24, 2014, subject to customary closing conditions.

The net proceeds from the offering are expected to be approximately $5,500,000, after deducting the underwriting discounts and commissions and estimated expenses payable by the Company.

Pursuant to the Underwriting Agreement, subject to certain exceptions, the Company, and its directors and officers have agreed not to sell or otherwise dispose of any of the Company’s Common Stock held by them for a period ending 60 days after the date of the Underwriting Agreement without first obtaining the written consent of Laidlaw & Company (UK) Ltd., as representative of the Underwriters, subject to certain exceptions.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. These representations, warranties and covenants are not factual information to investors about the Company.

The offering is being made pursuant to the Registration Statement and Prospectus Supplement discussed below under Item 8.01. The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Hart & Hart, LLC relating to the legality of the issuance and sale of the shares and warrants in the offering is attached as Exhibit 5 hereto.

On October 20, 2014, the Company issued a press release announcing that it had commenced the offering. A copy of this press release is attached hereto as Exhibit 99.1.  On October 21, 2014, the Company issued a press release announcing that it had priced the offering.  A copy of the press release is attached hereto as Exhibit 99.2.

Item 8.01       Other Events.

On October 21, 2014, the Company filed with the Securities Exchange Commission (the “Commission”) a prospectus supplement (the “Prospectus Supplement”) to the prospectus (the “Prospectus”) included as part of the Company’s registration statement on Form S-3 declared effective by the Commission on July 8, 2014 (File No. 333-196243) (the “Registration Statement”), pursuant to which the Company will sell, in an underwritten offering, 7,894,737 shares of the Company’s common stock, as well as warrants to purchase an additional 1,973,684 shares of common stock.

Prospective investors should read the Registration Statement, the Prospectus dated July 8, 2014, and the Prospectus Supplement, and all documents incorporated by reference by the foregoing.

Item 9.01       Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit	Description

1.1	Underwriting Agreement dated October 21, 2014, by and among CEL-SCI Corporation and the Underwriters named in Schedule I thereto.
4	Terms of Warrants
5	Opinion of Hart & Hart, LLC
10 (kk)	Warrant Agreement, as amended
23	Consent of Hart & Hart, LLC
99.1	Press Release dated October 20, 2014.
99.2	Press Release dated October 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 21, 2014
CEL-SCI CORPORATION

By:	/s/ Patricia B. Prichep
Patricia B. Prichep
Senior Vice President of Operations